Exhibit 10.1

Agreement and Plan of Reorganization

AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 9, 2008, by and among VCG Holding Corp., a Colorado corporation (“Parent”), VCG-BD LLC, a Texas limited liability company and a wholly-owned entity of Parent (“Sub”), TTNA, Inc., a Texas corporation (the “Target”) (Sub and Target being hereinafter collectively referred to as the “Constituent Companies”) and Duncan Burch (“Controlling Shareholder”).

RECITALS

A. The Boards of Directors and/or Members of Parent, Sub and Target have approved the acquisition of Target by Parent.

B. The Boards of Directors and/or Members of Parent, Sub and Target have approved the merger of Target into Sub (the “Merger”), pursuant to the Agreement of Merger set forth in Schedule B hereto (“Agreement of Merger”) and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the States of Texas and Colorado which permit such Merger.

C. For federal income tax purposes, it is intended that the Merger shall qualify as reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

D. Each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions of this Agreement and the Agreement of Merger, Target shall be merged into Sub and the separate existence of Target shall thereupon cease, in accordance with the applicable provisions of the Texas Business Corporation Act of the State of Texas (the “TBCA”) and the Texas Limited Liability Company Act (the “TLLCA”) and the Colorado Business Corporation Act of the State of Colorado (the “CBCA”).

(b) Sub will be the Surviving Company in the Merger (sometimes referred to herein as the “Surviving Company”) and will continue to be governed by the laws of the State of Texas, and the separate corporate existence of Sub and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the TBCA, will continue unaffected by the Merger.

(c) The Merger will have the effects specified by the TBCA and the CBCA.

1.2 Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VII and Article VIII hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the Constituent Companies will cause a Certificate of Merger (the “Certificate of Merger”) and, if necessary, Articles of Merger (the “Articles of Merger”) to be filed with the office of the Secretary of State of the State of Texas and comply with all requirements for a merger as provided in the TBCA and TLLCA, and will cause the Agreement of Merger together with a duly executed Certificate of Approval of Merger and, if necessary, Articles of Merger, certificates of the officers of Parent and the

Constituent Companies and tax clearance certificates to be filed with the office of the Secretary of State of the State of Colorado, as required by the CBCA. Subject to and in accordance with the laws of the States of Texas and Colorado, the Merger will become effective at the date and time the Certificate of Merger and, if necessary, Articles of Merger, is filed with the office of the Secretary of State of the State of Texas or such later time or date as may be specified in the Certificate of Merger and/or Articles of Merger (the “Effective Time”). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Articles VII and VIII hereof.

ARTICLE II

THE SURVIVING COMPANY

2.1 Articles of Organization. The Articles of Organization of Sub as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Company after the Effective Time.

2.2 Operating Agreement. The Operating Agreement of Sub as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Company after the Effective Time.

2.3 Managers. From and after the Effective Time, the Managers of Sub shall be the Managers of the Surviving Company.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of Target Shares in the Merger. Pursuant to the Agreement of Merger, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Target:

(a) all shares of Common Stock of Target (“Target Common Stock”) owned by Parent or any subsidiary of Parent or Target shall be cancelled and shall cease to exist from and after the Effective Time; and

(b) each remaining issued and outstanding share of Target Common Stock shall, subject to Section 3.3(e) hereof, be converted into, and become exchangeable for, the number of shares of validly issued, fully paid and nonassessable common stock, without par value, of Parent (“Parent Common Stock”) equal to the Conversion Ratio. In this Agreement, the term “Conversion Ratio” means a fraction, whereby the Numerator is equal to (i) 50% of the Purchase Price, as set forth in Section 3.4, divided by the Per Share Price which is (ii) the 10-day volume weighted average closing sale price (determined as set forth in Schedule 3.1(b)) of a share of Parent Common Stock as reported on NASDAQ under the trading symbol “VCGH” (the “Average Price”) for the 10 trading days immediately preceding the day which is 1 calendar day prior to the date of execution of this Agreement but in no event less than $11.00 per share and the Denominator which is equal to the sum of the number of shares of Target Common stock issued and outstanding as of the date of this Agreement. The consideration referred to in this Section 3.1, together with any cash payments in lieu of fractional shares as provided herein, is hereinafter referred to as the “Merger Consideration.”.

3.2 Status of Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any membership interest of Sub, each issued and outstanding interest of Sub shall continue unchanged and remain outstanding as a share of common stock of the Surviving Company.

3.3 Exchange of Company Capital Stock Certificates, (a) On or prior to the Closing Date, Parent shall make available to the Escrow Agent the certificates representing shares of Parent Common Stock required to effect the exchange referred to in Section 3.3(b). Parent shall also make available to the Escrow Agent the cash required as set forth in 3.5 below and to make the cash payments in lieu of fractional shares referred to in Section 3.3(e) below. Shares of Parent Common Stock into which shares of Target Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

(b) From and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Target Common Stock are granted by reason of the Merger under the CBCA shall be entitled to receive in exchange therefor upon surrender thereof to Freedom Title, 3624 Long

Prairie Road, Suite 101, Flower Mound, Texas 75022 (the “Escrow Agent”), a certificate or certificates representing the number of whole shares of Parent Common Stock into which such holder’s shares of Target Common Stock were converted pursuant to Section 3.1 and cash in lieu of any fractional shares of such Parent Common Stock pursuant to Section 3.3(e) plus that portion of the cash set forth in 3.5 below as represented by each shareholder of shares surrendered of the total shares of Target set forth as to the Denominator in 3.1(b) above. From and after the Effective Time, Parent shall be entitled to treat the certificates which immediately prior to the Effective Time represented shares of Target Common Stock and which have not yet been surrendered for exchange as evidencing the ownership of the number of full shares of Parent Common Stock into which the shares of Target Common Stock represented by such certificates shall have been converted pursuant to Section 3.1, notwithstanding the failure to surrender such certificates. However, notwithstanding any other provision of this Agreement, until holders or transferees of certificates which immediately prior to the Effective Time represented shares of Target Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made. Upon surrender of a certificate which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate, which immediately prior to the Effective Time represented shares of Target Common Stock, surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of any such certificate surrendered.

(c) Intentionally Left Blank

(d) As soon as practicable after the Effective Time, the Escrow Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Common Stock (collectively, the “Target Certificates”) (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Target Certificates shall pass, only upon actual delivery of Target Certificates to the Escrow Agent) and (ii) instructions for use in effecting the surrender of Target Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Target Certificates for cancellation to the Escrow Agent, together with a duly executed letter of transmittal and such other documents as the Escrow Agent shall require, the holder of such Target Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Target Common Stock represented by Target Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1, and Target Certificates so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, neither the Escrow Agent nor any party hereto shall be liable to a holder of shares of Target Common Stock for any shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable escheat laws.

(e) Notwithstanding any other provision of this Agreement or the Agreement of Merger, no certificates or scrip for fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Target Certificates pursuant to this Article III in the Merger or upon any exchange made pursuant to Section 4.4 hereof and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Target Common Stock and each Optionholder who has executed an Option Termination Agreement under Section 4.4 hereof who would otherwise have been entitled to a fraction of a share of Parent Common Stock (i) upon surrender of Target Certificates for exchange pursuant to this Article III, or (ii) pursuant to Section 4.4 hereof, as applicable, shall be entitled to receive from the Escrow Agent a cash payment in lieu of such fractional share equal to such fraction multiplied by the Per Share Price set forth at 3.1(b)(ii).

(f) (i) After the Effective Time and the Closing, at the expiration of one (1) year but not prior thereto, and within 10 days and not thereafter (the “Put Period”), the Target Shareholders, or in the event the shares acquired herein (the “Merger Shares” which is the number of shares in the Numerator as set forth in 3.1(b)) have been transferred by the Target Shareholders to a Purchasing Shareholder (collectively hereafter the “New Shareholders”) shall have the right to give notice to Parent of their desire to surrender their remaining Merger Shares herein thereafter (the “Put Shares”) for a minimum price per share (the “Put Price”), determined by dividing the Total Put Price by the Put Shares, as determined in accordance with the following formula:

Formula for the “Total Put Price”

Total Put Price, defined as the Net Earnings as set forth in Section 3.4 x 3.190909 less 50% of the Purchase Price as set forth in Section 3.4.

(Example: Assumed facts:

1.	Net Earnings $5,500,000

2.	Purchase Price $20,300,000

The Total Put Price is $7,400,000.

($5,500,000 x 3.190909) - $10,150,000 = $7,400,000)

provided, however, the sum of any of the Merger Shares that are sold during the Put Period shall be reduced from the Total Put Price; further provided, however, if Parent’s Average Price per share is equal to or greater than the Termination Price during the Put Period, as determined in the formula below:

Formula for the “Termination Price”

The Termination Price is defined as the Net Earnings set forth in Section 3.4 multiplied by 4.690909 less the cash received as set forth in Section 3.5 divided by the Merger Shares, the Put Provision shall be terminated subject to the Lock-Out Period provisions and the formula set forth herein.

(Example

The Net Earnings are $5,500,000. The cash received was $10,150,000. The Merger Shares are 922,727. [($5,500,000 x 4.690909) - $10,150,000] - 922,727 = $16.96 Per Share.)

then, any of the Merger Shares not sold at the Termination Price below the 50,000 shares that could have been sold free of the Lock-Up Provision set forth in Section 3.3(g) during Months 4 through 12 of the Put Period shall be treated as having been sold at the Termination Price, which sum shall reduce the Total Put Price.

[This space intentionally left blank.]

An Example of the calculation of (f)(i) above is as follows:

(Example

Assume the following facts:

1.	922,727 Merger Shares

2.	Termination Price is attained during 3 months of the Put Period between the 4th and 12th month of the Put Period.

3.	70,000 Merger Shares sold at or above the Termination Price for a sum of $1,330,000 (an average price of $19 per share) during the Put Period.

4.	100,000 shares sold below the Termination Price for a total of $1,100,000

5.	Termination Price is $16.96

6.	Total Put Price is $7,400,000

Based on the facts as stated above, the Put Shares may be surrendered to the Parent at $5.37 per share (the Put Price), calculated as follows:

1.	$7,400,000	Total Put Price (see 6 above) for purposes of the Put Provision

2.	($1,330,000)	The total sales price of 70,000 Merger Shares sold at or above the Termination Price (average price of $19 per share) (see #3 above)

3.	($1,356,800)	The value of the Merger Shares not sold which could have been sold during the 3 months of the Put Period when the Average Price was equal to or greater than the Termination Price (the New Shareholders could have sold 150,000 Merger Shares during said period but only sold 70,000 Merger Shares) (150,000 - 70,000 x $16.96)

4.	($1,100,000)	The value of the 100,000 Merger Shares sold by the New Shareholders during the Put Period below the Termination Price (average price of $11.00 per share) (see #4 above)

5.	$3,613,200	Total amount due for the Put Shares which is now the reduced total Put Price

6.	922,727	Total Merger Shares

7.	(70,000)	Sold in #2 above

8.	(80,000)	Could have been sold in #3 above

9.	(100,000)	Sold in #4 above

	672,727	Total Put Shares (total remaining Merger Shares not sold or deemed sold)

10.	3,613,200 ÷ 672,727 = $5.37 per share)

(ii) In the event the New Shareholders shall elect to exercise their rights pursuant to the Put Provision, Parent shall have ninety (90) days from receipt of said notice to pay the New Shareholders such Put Price times the number of Put Shares surrendered, with interest at 10% per annum to be paid from the date of such notice until paid in full. During the Put Period, as set forth in the Put Provision, the Parent agrees to reserve a sum equal to the Total Put Price, as defined above, in twelve (12) equal installments in order to have available funds to pay the New Shareholders should they exercise their rights pursuant to the Put Provision, with no interest thereon; provided, however, that upon the Termination of the Put Provision or reduction of the Total Put Price, the Parent shall no longer be required to reserve said sums in excess of the Total Put Price, as reduced.

(iii) Any shares transferred pursuant to the Put Provision will be transferred free and clear of all liens and encumbrances and the New Shareholders will execute all documents necessary to convey same as set forth herein.

(iv) The Put Provision shall be attached to said shares received pursuant to this Agreement and shall not be separate from said shares.

(g) The New Shareholders’ shares which are the subject of this Agreement shall be the subject of the Lock-Up Agreement as set forth on Schedule 3.3(g) (the “Lock-Up Provision”).

(h) The shares transferred pursuant to this Plan shall be legended to contain the provisions set forth in Sections 3.3(f) and (g), as shown in Schedule 3.3(h). The legend, Put Provision, and Lock-Up Provision shall be removed as and when said shares shall be sold in the open market.

3.4 Purchase Price. The Purchase Price shall be the product rounded to the nearest dollar of 3.690909 times the Net Earnings of the Target calculated in accordance with GAAP consistently applied for the previous successive twelve (12) months prior to the execution of this Agreement. [For example: Assuming the prior 12 months Net Earnings are $5,500,000, the Purchase Price shall be $20,300,000. ($5,500,000 x 3.690909).

3.5 Cash Portion of Purchase Price. Fifty (50%) Percent of the Purchase Price rounded to the nearest dollar as set forth in Section 3.4 above shall be paid in cash at the Closing.

3.6 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Target shall be closed and no transfer of shares of Target Common Stock shall thereafter be made. If, after the Effective Time, Target Certificates are presented to Parent, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.

3.7 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place (a) at the offices of Target’s counsel at 10:00 a.m., local time, on the earlier of (i) May 1, 2008, but not before the conditions set forth in Articles VII and VIII are fulfilled or waived and (ii) the third business day immediately following the date on which the last of the conditions set forth in Articles VII and VIII hereof are fulfilled or waived, or (b) at such other time and place and on such other date as Parent and Target shall agree (the “Closing Date”).

ARTICLE IV

FURTHER AGREEMENTS

4.1 Transition Period. Controlling Shareholder and Scott Burch hereby covenant that they shall from the Closing and for one hundred twenty (120) consecutive days thereafter assist Sub in every reasonable manner in the transition of the day-to-day operations of the Target. The assistance shall include, but not be limited to, physical presence at the Target facility, and good faith activities including phone calls, face to face meetings, and other such activities to assist Sub in the transition for one hundred twenty (120) days immediately after the Closing.

4.2 Non-Competition Agreement. At or prior to the Closing, (i) Controlling Shareholder and Scott Burch shall execute non-competition agreements (the “Covenants Not to Compete”) in the form attached as Schedule 4.2(a) and 4.2(b) hereto.

4.3 Delivery into Escrow. The parties agree to execute the Escrow Agreement as attached hereto on Schedule 4.3 and to allow Freedom Title to act as Escrow Agent according to the terms set forth therein.

4.4 Options. On or prior to the Closing, Target and Controlling Shareholder shall obtain the agreement (“Option Termination Agreements”), in substantially the form attached hereto as Schedule 4.4, of each of the holders (“Option-holders”) of outstanding options (“Options”) to purchase Target Common Stock listed in Schedule 5.3(c), to the termination of the Options held by such Optionholder upon the Merger in consideration for the receipt, promptly following the Effective Time, of a number of shares of Parent Common Stock equal to (a) the product of (i) the Conversion Ratio, and (ii) the number of shares of Target Common Stock subject to each such Option held by such Optionholder, minus (b) the number of shares of Target Common Stock subject to each such Option held by such Optionholder, multiplied by the exercise price of the Option, divided by the Valuation Price. Cash payments in lieu of fractional shares will be made in the manner provided for in Section 3.3(e) hereof.

4.5 Post-Closing Adjustments. (a) For the purpose of this Agreement, the “Net Book Value” shall be the amount by which the aggregate book amount of the total assets of Target and its subsidiaries on a consolidated basis at the Effective Time, as determined in accordance with this Section 4.5 and as shown on the Closing Balance Sheet (as hereinafter defined in Section 4.5(b)) exceeds the aggregate book amount of the total liabilities of Target and its subsidiaries on a consolidated basis at the Effective Time, as determined in accordance with this Section 4.5 and as shown on the Closing Balance Sheet.

(b) The Net Book Value shall be determined in U.S. Dollars from statements of total assets and total liabilities of Target and its subsidiaries on a consolidated basis as of the Effective Time (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared by Controlling Shareholder and audited at the Surviving Company’s expense. The inventory of Target and its subsidiaries on a consolidated basis shall be determined pursuant to a physical count, or such other procedures as may be mutually agreed upon.

(c) For the purpose of this Agreement, the Net Earnings (“Net Earnings”), as set forth in Section 3.4 hereof, for the previous twelve (12) successive months shall be recalculated in accordance with GAAP so as to allow for a verification of the Purchase Price, as used herein (“Closing Net Earnings”).

(d) The Closing Balance Sheet and the Closing Net Earnings shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with those applied in the preparation of the Financial Statements (as defined in Section 5.3(h) hereof) (to the extent that the principles applied in the preparation thereof were in accordance with GAAP) and auditing procedures will be carried out in accordance with generally accepted auditing standards or as Parent, Target and Controlling Shareholder have otherwise herein agreed.

(e) The parties shall cooperate in the preparation of the Closing Balance Sheet and the Closing Net Earnings and the compilation of the information to be used in the preparation thereof, and shall use their respective best efforts to cause their respective accountants to make available to each other their respective work papers with respect to the Closing Balance Sheet and Closing Net Earnings. The Closing Balance Sheet and Closing Net Earnings shall contain the draft opinion of the Target’s accountants, addressed to Parent and Target, which shall be unqualified.

(f) Controlling Shareholder shall use his best efforts to cause the Closing Balance Sheet and Closing Net Earnings to be delivered to Parent no later than 75 days next following the Effective Time.

(g) Parent shall have forty five (45) days after receipt by it of the Closing Balance Sheet and Closing Net Earnings (the “Dispute Period”) to dispute any of the elements of such Closing Balance Sheet and Closing Net Earnings (a “Dispute”). If Parent does not give written notice of a Dispute (a “Dispute Notice”) to Controlling Shareholder within the Dispute Period, such Closing Balance Sheet and Closing Net Earnings shall be deemed to have been accepted by Parent in the form in which it was delivered by Controlling Shareholder and shall be final and binding upon the parties in the absence of fraud or manifest error. In the event Parent does not agree with any amount or element reflected on the Closing Balance Sheet or Closing Net Earnings, Parent may give Controlling Shareholder a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees, and Controlling Shareholder and Parent shall, within thirty (30) days after receipt by Controlling Shareholder of such Dispute Notice, attempt to resolve such Dispute and agree in writing upon the final content of such Closing Balance Sheet and Closing Net Earnings. In the event that Controlling Shareholder and Parent are unable to resolve any such Dispute within such thirty (30) day period, then the certified public accounting firm of Ron Johnston of Dallas, Texas [a third accounting firm] (the “Arbitrating Accountant”) shall be employed as arbitrator hereunder to settle such Dispute as soon as practicable. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents and facilities necessary to perform its functions as arbitrator. The Arbitrating Accountant’s function shall be to conform the Closing Balance Sheet and Closing Net Earnings to the standards required by the terms and provisions of this Section 4.5. The Arbitrating Accountant’s determination with respect to any Dispute shall be final and binding upon the parties hereto. Controlling Shareholder and Parent shall each pay one-half of the fees and expenses of the Arbitrating Accountant. Following the resolution of any Disputes, the Closing Balance Sheet and Closing Net Earnings shall be revised to reflect such resolution. Following such resolution, or, if there are no Disputes, following the expiration of the Dispute Period, Controlling Shareholder shall cause the Closing Balance Sheet and Closing Net Earnings, containing the signed unqualified opinion of Target’s accountants, to be issued and delivered to Parent.

(h) In the event the Net Book Value is less than $50,000.00 from the Statements as presented by Target, then Parent shall, as soon as is practicable after the delivery in final form to Parent of the Closing Balance Sheet in accordance with Section 4.5 hereof, make a written demand on Controlling Shareholder for the amount by which the actual Net Book Value is less than $50,000.00 from the Statements as presented by the Target and such amount shall be paid by Controlling Shareholder to Parent by one-half (1/2) of said amount being returned to Parent of the Parent Common Stock transferred herein pursuant to Section 3.1(b), and the other one-half (1/2) of such amount after the release of such shares of Parent Common Stock shall be paid by Controlling Shareholder to Parent in cash within three business days after the return of such shares of Parent Common Stock. Controlling Shareholder’s obligation to make payments pursuant to this Section 4.5 is independent of, and in addition to, the indemnity obligations set forth in Article IX of this Agreement, and will not in any way be subject to the limitations referred to in Section 9.3 hereof.

(i) In the event the Purchase Price is less than the amount determined in Section 3.4, then Parent shall, as soon as is practicable after the delivery in final form to Parent of the Closing Net Earnings in accordance with this Section 4.5 hereof, make a written demand on Controlling Shareholder for the amount by which the Purchase Price is less than the Purchase Price as set forth in Section 3.4, calculated in the same manner, and such amount shall be paid by Controlling Shareholder to Parent by one-half (1/2) of said amount being returned to Parent of the Parent Common Stock transferred herein pursuant to Section 3.1(b), and the other one-half (1/2) of such amount after the release of such shares of Parent Common Stock shall be paid by Controlling Shareholder to Parent in cash within three business days after the return of such shares of Parent Common Stock. Controlling Shareholder’s obligation to make payments pursuant to this Section 4.5 is independent of, and in addition to, the indemnity obligations set forth in Article IX of this Agreement, and will not in any way be subject to the limitations referred to in Section 9.3 hereof. The repayment of the shares of Parent Common Stock and the cash due as set forth herein shall be calculated in the same manner as provided for in this Agreement.

4.6 Fixed Asset Inventory. On or prior to the Closing Date, Target will conduct an inventory of each of the fixed assets of Target and its subsidiaries with an individual net book value of $2000 or more, and there shall be at the time of Closing a minimum inventory valued at $10,000.00.

4.7 Special Permits. TTNA Inc. holds at 10250 Shady Trail Dallas, Texas 75220 a Sexually Oriented Business license (“SOB license”) issued under Ch.41A of the Dallas City Code and Permits issued by the Texas Alcoholic Beverage Commission to sell and provide liquor for onsite consumption (“TABC permit”)( collectively “special permits”). Said special permits are not transferable. The Parties hereto agree that they will cooperate with the issuing agencies whose consent is required to obtain the issuance of new special permits to the Sub as survivor of the Merger hereunder prior to and as a condition of closing hereunder, provided TTNA is not required to cancel or surrender its special permits until such time as this transaction closes and for the instantaneous issuance of a SOB permit to the Sub. The Parties recognize that Ch 41A and the City of Dallas require the cancellation of TTNA’s SOB license at 10250 Shady Trail Dallas, Texas 75220 as a condition to issue a new SOB license for the Sub at 10250 Shady Trail Dallas, Texas 75220 and such new license is effective when issued and must be picked up and paid for immediately upon issuance. Failure by the Sub to do so shall cause substantial damage to TTNA and Controlling Shareholder. Accordingly, the Parent and Sub warrant and represent they shall timely attempt to obtain such SOB license and the acceptance of such SOB license and the right granted by TABC to sell alcoholic beverages under the same terms and conditions as the Target shall constitute an event of Closing. The Parties recognize the TABC permits may require the operation after Closing by Sub under TTNA’s TABC Permits with the permission of the Texas Alcoholic Beverage Commission. The Parties shall fully cooperate with each other and the regulatory agencies/governmental entities referenced above to effectuate the issuance of new Special Permits contemplated hereunder.

4.8 Articles of Merger. The Sub as the surviving Texas entity shall upon Closing file Articles of Merger are provided in Exhibit 4.8, attached hereto and incorporated into this Plan at length, the same as if fully copied and set forth herein.

4.9 Certificates of Formation of Sub. The Sub, as the surviving Texas entity, Certificate of Formation are provided in Exhibit 4.9, attached hereto and incorporated into this Plan at length, the same as if fully copied and set forth herein.

4.10 Shareholder Approval. This Plan will be submitted for approval separately to the shareholders of the Sub and the Target in the manner provided by the laws of Texas.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article V. The survival of all such representations and warranties shall be in accordance with Section 10.1 hereof. All representations and warranties of the parties are made subject to the exceptions which are noted in the respective schedules delivered by the parties to each other concurrently herewith.

5.2 Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to Target, as of the date hereof and at the Effective Time, and the Closing as follows:

(a) Parent and Sub are corporations or other legal entities duly formed, validly existing and in good standing under the laws of the State of Colorado and Texas, respectively. Both Parent and Sub have the requisite corporate power to execute and deliver this Agreement and to carry out the transactions contemplated hereby. If necessary, the Parent and Sub are duly qualified as a foreign corporation in good standing in each jurisdiction in which the conduct of their business requires such qualification.

(b) The execution, delivery and performance by the Parent and Sub of this Agreement and the transactions contemplated hereby are within the powers of the Parent and Sub and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding obligation of the Parent and Sub, enforceable against the Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights generally.

(c) Prior to the performance by the Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby, the Parent and Sub shall have filed or will have obtained waivers in lieu of filing or have obtained the required approval of or given notice to any governmental or regulatory body, agency or official, as required, to consummate their obligations pursuant to this Agreement, including but not limited to obtaining the License from the City of Dallas pursuant to Dallas City Code, Section 41A-4, allowing Parent and Sub to have the right to operate the business of Target in the same manner and with the same rights as Target prior to the merger.

(d) Neither the execution, delivery and performance by the Parent and Sub of this Agreement, nor the consummation of the transactions contemplated hereby, will violate, conflict with, or result in a breach of any provision of the charter or the articles of organization or by-laws or operating agreement of the Parent or Sub or of any applicable law, regulation, rule, order, judgment, decree or writ of any foreign, federal, state or local governmental or regulatory authority or body or court.

(e) Neither the execution, delivery and performance by the Parent and Sub of this Agreement, nor the consummation of the transactions contemplated hereby, will result in a default (or give rise to any penalty or give to any third party a right of termination, cancellation, acceleration or result in the creation of any material encumbrance) under any of the terms, conditions or provisions of any material contract to which the Parent or Sub are a party or by which either of them is bound.

(f) Parent and Sub hereby warrant that no broker, finder, or investment banker is entitled to any brokerage, finders or other fee of commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.

(g) Parent and Sub have made all required SEC filings and they contain no untrue statements. Parent and Sub represent that the transactions contemplated herein and the sale/transfer of shares hereunder is in compliance with and will be compliant at the time of Closing with all applicable state and federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934. All actions will be taken to ensure that the Parent common stock issued hereunder to Controlling Shareholder will be registered under said laws and freely marketable (without restriction except in the Lockup Provision hereof). Parent and Sub will timely file all necessary documents to ensure compliance with this representation, including all filings, forms, and notices required by the SEC, the stock exchange/index on which the stock is traded, Colorado, and Texas.

(h) Neither the Parent nor the Sub has suffered any adverse change in their business, operations, or financial conditions nor become aware of any event which may result in any such adverse change.

(i) Parent and Sub have made no untrue statement or omission of material fact in this Agreement, the Agreement of Merger or in any Registration Statements.

(j) In accordance with Article VII hereof, by the date of the Closing, the Parent and Sub shall have reviewed the books and records of Target and have completed their Due Diligence and shall be satisfied with such Due Diligence inspection, or Parent and Sub shall have provided notice of any deficiencies to Target in accordance with Article VII hereof.

(k) Parent and Sub understand the stock of TTNA being acquired is not registered with the SEC or the State of Texas. The acquiring company, the Sub, is a bona fide Texas resident as a Texas limited liability company and domiciled in the State of Texas. This Agreement and Plan of Reorganization was executed by Sub and delivered to Sub in Texas solely. Sub intends that the TTNA stock will cease to exist upon merger into Sub and Sub has no intent to divide, resell, or otherwise distribute said stock among or to persons anywhere and, if so, not to persons not domiciled in the State of Texas.

(l) (i) Securities Representations/Obligations. The Parent and Sub, on their behalf and on behalf of all predecessor corporations, represent that they are in good standing under all applicable federal and state securities law, including but not limited to the Securities Act of 1993 as a amended (the “Securities Act”), the Securities Act of 1934 as amended (the “Exchange Act”) and the regulations promulgated thereunder and have filed all requisite filings with the Securities and Exchange Commission or any other federal or state agencies and administrators, stock exchanges, and stock quotation and bulletin board services necessary for its continued existence and issuance, trading, or marketing of its share (herein “Securities Facilitators”), including the shares contemplated to be delivered to Controlling Shareholder under this Plan. The Parent and Sub represent that they are not aware of any delinquency or late filing notices from any Securities Facilitators, or any notice received from any other party notifying the Parent and/or Sub of imminent or pending investigation or review to be commenced against the Parent and/or Sub. The Parent and Sub represent that there are no securities matters pertaining to them that is materially adverse to the value of their stock and this Plan. The Parent and Sub represent that this merger, acquisition or transaction, complies with the Exchange Act and the Securities Act and that all actions related to registration, trading, and distribution of stock of the Parent and Sub contemplated hereunder have complied with all applicable federal and state securities law including the Exchange Act and the Securities Act. The Parent and Sub shall hereby indemnify TTNA Inc. and Duncan Burch from any violations of securities laws up and through and including the Effective Date of the Plan, including those to be done in contemplation of this Plan or to effectuate same.

(ii) Plan/Securities and Exchange Commission Compliance. The parties to this merger warrant mutually that they will follow all necessary procedure under the requirements of federal, Colorado, and Texas securities law and the related supervisory commissions to ensure this Plan is properly processed to comply with all federal and state requirements to take full advantage of any lawful or applicable exemption for registration but that the responsibility for same and the costs for same shall be borne by Sub.

(iii) Registration of Burch Shares.

(a) Registration of Burch Shares. The Parent and Sub hereby agree to file, at their cost and expense, as soon as reasonably practicable, but, in no event later than thirty (30) days from the Closing Date, a registration statement on Form S-3, if reasonably practicable, or on any appropriate form under the Securities Act with respect to all of Duncan Burch’s Shares to be acquired hereunder (“Burch shares”) (the “Registration Statement”). The Parent and Sub agree to use its best efforts to have the Registration Statement declared effective as soon as reasonably practicable after such filing and to keep the Registration Statement continually effective for a period of two (2) years following the date on which the Registration Statement is declared effective by the Commission or until all Burch Shares included in the Registration Statement can be publicly offered and sold without registration, whichever is earlier.

(b) Notice to Duncan Burch. The Parent and Sub shall promptly notify Duncan Burch of the occurrence of any event as a result of which any prospectus included in a Registration Statement filed pursuant to this Section 4 includes any misstatement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(c) Limitations on Obligations of the Sub. The Parent and Sub’s obligations under this Section 4 with respect to Duncan Burch are expressly conditioned upon Duncan Burch promptly furnishing to the Parent and Sub, in writing, upon another request from the Parent and Sub, such information concerning Duncan Burch as the Parent and Sub shall reasonably request for inclusion in the Registration Statement. If any Registration Statement, including the Burch Shares, is filed the Parent and Sub shall indemnify Duncan Burch (and each underwriter for such holder and each person, if any, who controls such underwriter within the meaning of the Securities Act) from any loss, claim, damage or liability arising out of or based upon any untrue statement of a material fact contained in such Registration Statement or any omissions to state therein a material fact required to be stated herein or necessary to make the statements therein not misleading, except for such statement or omission based on information furnished in writing by Duncan Burch expressly for use in such Registration Statement; and Duncan Burch shall indemnify the Parent and Sub and each of its respective officers and directors who has signed such Registration Statement, each director and each person, if any, who controls the Sub within the meaning of the Securities Act against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to the Parent and Sub expressly for use in such Registration Statement.

5.3 Representations and Warranties of Target and Controlling Shareholder. Target and Controlling Shareholder jointly and severally represent and warrant to each of Parent and Sub, as of the date hereof and at the Effective Time, as follows:

(a) Target is an S-corporation duly formed, validly existing and in good standing under the laws of the State of Texas. Controlling Shareholder and Target have the requisite corporate power to execute and deliver this Agreement and to carry out the transactions contemplated hereby. If necessary, the Target is a duly qualified as a foreign corporation in good standing in each jurisdiction in which the conduct of its business requires such qualification.

(b) The execution, delivery and performance by the Controlling Shareholder and Target of this Agreement and the transactions contemplated hereby are within the powers of the Controlling Shareholder and Target and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding obligation of the Controlling Shareholder and Target, enforceable against the Controlling Shareholder and Target in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights generally.

(c) All issued and outstanding shares of Target have been duly authorized and issued, are fully paid and non-assessable, are free of preemptive rights, and will at the date of closing be owned of record and merged into Sub by the Controlling Shareholder in accordance with this Agreement. The Target does not have any outstanding options, warrants or similar rights to acquire, or any securities convertible into or exchangeable for, any of its shares that have not been disclosed on Schedule 5.3(c). Upon consummation of the transactions contemplated herein, the Sub will own all the interest in Target. Target shall cooperate with Parent and Sub as to the filing of the application for the License from the City of Dallas pursuant to Dallas City Code, Section 41A-4, and all other applications necessary for Sub to operate the business of Target in the same manner and with the same rights as Target prior to the merger.

(d) There are no subsidiaries of Target.

(e) Neither the execution, delivery and performance by the Target and Controlling Shareholder of this Agreement, nor the consummation by the Target and Controlling Shareholder of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of, any provision of the charter or bylaws of the Target or (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which the Target is a party, or by which its properties or assets may be bound, except for such violations, breaches or defaults which would not prevent or materially delay consummation of the transactions contemplated hereby.

(f) The Target will furnish to the Parent and Sub copies of the Target’s compiled balance sheets and related statements of income and cash flows along with existing applicable tax documents from all governmental entities, if any, beginning October 1, 2004 through March 31, 2008, as set forth in Schedule 5.3(f), within fifteen (15) days of the execution of this Agreement. In addition thereto, the Controlling Shareholder and Target shall cause to be furnished all compiled balance sheet and related statements of income from the execution of this Agreement through the Effective Time and Closing within 30 days following the Closing. All of the above are herein referred to as the “Financial Statements.” The Financial Statements (i) are and will be complete and correct, (ii) do and will fairly present the financial condition of the Target as of the dates thereof and the results of operations and cash flows of the Target for the periods covered thereby, and (iii) have been and will be prepared in accordance with generally accepted accounting methods consistently applied. There has been no material adverse change in the operations or financial condition of the Target, taken as a whole, and no series of events have occurred that could reasonably be expected to have a Material Adverse Effect, as defined herein. All exceptions to the foregoing, if any, are fully disclosed in Schedule 5.3(f) hereto.

(g) There are no liabilities, debts, obligations or claims against the Target of any nature, absolute or contingent except (i) as and to the extent reflected or reserved against on the balance sheet of the Target as shown in the Financial Statements contained in Schedule 5.3(f), (ii) as specifically described and identified as an exception to this paragraph in any of the schedules delivered to Parent or Sub pursuant to this Agreement or (iii) as incurred since the last date shown on the Financial Statements in the ordinary course of business consistent with prior practice. All exceptions to the foregoing, if any, are fully disclosed in Schedule 5.3(g) hereto.

(h) With respect to Taxes (as defined below):

(i) Target has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed under federal, state, local or any foreign laws by Target , and all such Returns are true, correct and complete in all material respects.

(ii) Except as set forth on Schedule 5.3(h)(i), Target has within the time and in the manner prescribed by law, paid (and until the Effective Time will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are due and payable

(iii) Target has established (and until the Effective Time will establish) on its respective books and records reserves (to be specifically designated as an increase to current liabilities) that are adequate for the payment of all Taxes not yet due and payable.

(iv) There are no liens for Taxes upon the assets of Target except liens for Taxes not yet due.

(v) Target has not filed (and will not file prior to the Effective Time) any consent agreement under Section 341 (f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Target.

(vi) Except as set forth in Schedule 5.3(h)(vi) (which shall set forth the type of return, date filed, and date of expiration of the statute of limitations), (i) the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of Target or such returns have been examined by the Internal Revenue Service for all periods through September 30, 2004; (ii) the statute of limitations for the assessment of state, local and foreign income taxes has expired for all applicable Returns of Target or such Returns have been examined by the appropriate tax authorities for all periods through September 30, 2004; and (iii) no deficiency for any Taxes has been proposed, asserted or assessed against Target which has not been resolved and paid in full.

(vii) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by Target.

(viii) Except as set forth on Schedule 5.3(h)(viii) (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

(ix) Target is not a party to any tax-sharing or allocation agreement, nor does Target owe any amount under any tax-sharing or allocation agreement.

(x) No amounts payable under the Plans (as defined in Section 5.3(m)) will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(xi) Target has complied (and until the Effective Time will comply) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

(xii) Target has been a member of an “affiliated group” within the meaning of Section 1502 of the Code and owes no taxes as a result of being said member, except as disclosed on Schedule 5.3(h)(xii).

(xiii) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Target or any subsidiary.

(i) The Target has not, except as specifically disclosed on Schedule 5.3(i) attached hereto:

(i) transferred, assigned or conveyed any of its assets or business or entered into any transaction or incurred any liability or obligation, other than in the ordinary course of its business and consistent with past practice;

(ii) suffered any adverse change in its business, operations, or financial condition of the business of the Target or become aware of any event which may result in any such adverse change;

(iii) written off as uncollectible any notes or accounts receivable or any portion thereof, other than in the ordinary course of business;

(iv) suffered any destruction, damage or loss to property (casualty or other), whether or not covered by insurance;

(v) suffered, permitted or incurred the imposition of any lien, charge,

encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for any current year lien with respect to personal taxes not yet past due;

(vi) committed, suffered, permitted or incurred any default in any material liability or obligation;

(vii) made or agreed to any material adverse change in the terms of any contract or instrument to which it is a party;

(viii) waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any material claim or right it has against others;

(ix) (a) disposed of or permitted to lapse, or otherwise failed to preserve then existing exclusive rights, if any, of the Target to use any (i) patent, trademark, trademark registration, logo, assumed name, trade name, copyright or copyright registration, or (ii) any patent, trademark, trade name or copyright application, (b) disposed of or permitted to lapse any license, permit or other form of authorization, or any trade name, or (c) disposed of or disclosed to any Person any trade secret, formula or process;

(x) made any change in any method of accounting or accounting practice;

(xi) declared, promised or made any distribution or other payment to the Controlling Shareholder (other than compensation payable in the ordinary course to employees of the Target consistent with past practice), or issued any additional Shares or rights, options or calls with respect to its Shares, or redeemed, purchased or otherwise acquired any of its Shares, or made any change whatsoever in its capital structure;

(xii) increased or changed, or agreed to increase or change, its obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, its directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees;

(xiii) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (whether real, personal, mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, the Controlling Shareholder, any of the officers or directors of the Target, or any affiliate or associate of any of them, or any business or entity in which the Controlling Shareholder or the Target or any affiliate or associate of any of them has any direct or indirect interest, except for compensation to the officers and employees of the Target or the Controlling Shareholder;

(xiv) committed, suffered, permitted or incurred any transaction or event which would increase its tax liability for any prior taxable year;

(xv) entered into any lease of real property or material lease of personal property;

(xvi) incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business;

(xvii) terminated or amended or suffered the termination or amendment of, or failed to perform in all material respects all of its obligations or suffered or permitted any default to exist under any contract, lease, agreement or license;

(xviii) received any notices that any supplier or customer has taken or contemplates any steps which could materially and adversely disrupt the business relationship of the Business with said supplier or customer; or

(xviv) agreed, whether in writing or otherwise, to take any action described in this Section 5.3.

(j) Except as listed or described on Schedule 5.3(j) hereto, as of the date hereof, the Target is not a party to or bound by any written or oral leases, agreements, instruments, or other contracts or legally binding contractual commitments (“Contracts”) that are of a type described below (collectively, the “Material Contracts”):

(i) any collective bargaining arrangement with any labor union;

(ii) any Contract, singly or in the aggregate, for capital expenditures or the acquisition or construction of fixed assets in excess of $2500.00;

(iii) any Contract, singly or in the aggregate, for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments in excess of $2500.00 (other than standard inventory purchase orders executed in the ordinary course of business);

(iv) any Contract relating to the borrowing of money or the guaranty of another person’s borrowing of money;

(v) any Contract granting any person a lien on all or any part of assets;

(vi) any Contract granting to any person a first refusal, first offer or similar preferential right to purchase or acquire any of its assets;

(vii) any Contract under which the Target is (A) a lessee or sublessee of any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property, or (B) a lessor of any property, in either case having an original value in excess of $2500.00;

(viii) any Contract limiting, restricting or prohibiting it from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of the Target to engage in any line of business or to compete with any other Person;

(ix) any joint venture or partnership Contract;

(x) Contracts, singly or in the aggregate, requiring future payments of $2500.00 or more that require the consent of the other party thereto in connection with the transactions contemplated hereby; and

(xi) any material employment Contract with any employee.

(xii) Any contract, oral or written, which is a part of the Target’s ongoing business.

(k) The Controlling Shareholder has made available to the Parent and Sub a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on Schedule 5.3(k) hereto, each Material Contract is a valid and binding obligation of each party thereto, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally. Except as set forth on Schedule 5.3(k) hereto, the Target has performed all obligations required to be performed by it under the Material Contracts and the Business is not in breach or default thereunder.

(l) Target is not in violation of any Law. Target has all permits, approvals, licenses and franchises from governmental authorities required to conduct their business as now being conducted (collectively “Permits”), and is in compliance with all such Permits. Target shall assist Parent and Sub with obtaining the necessary Licenses from the City of Dallas pursuant to DallasCity Code, Section 41A-4, giving Parent and Sub the right to operate the business of Target in the same manner and with the same rights as Target prior to the merger.

(m) With respect to the employees of Target and each subsidiary: Target shall provide:

(i) Schedule 5.3(m)(i) listing each compensation arrangement or benefit plan;

(ii) Schedule 5.3(m)(ii) listing each employee pension benefit plan;

(iii) Schedule 5.3(m)(iii) listing each employee welfare benefit plan.

Further, except as listed on Schedule 5.3(m), Target has no accumulated funding deficiencies, no material liability, no plan or commitment to create additional plans, no health benefits to employees after retirement , and has complied with Section 4980B, each plan is “qualified”, and each plan is operated under the applicable laws. Target, except as shown on Schedule 5.3(l) hereto, within the last two years, not experienced any strike, picketing, boycott, work stoppage or slowdown or other labor dispute, nor is any such event or any organizing effort threatened against it, and there is no pending charge or complaint of unfair labor practice, employment discrimination or similar matters against the Target relating to the employment of labor.

(n) Except as set forth in Schedule 5.3(n), there are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending against or affecting Target before any court, arbiters or administrative, governmental or regulatory authority or body, or any of the Business or assets thereof, subject to any order, judgment, writ, injunction or decree. There are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending against the Target before any court arbiters, or administrative, governmental or regulatory authority or body, nor is the Target subject to any order, judgment, writ, injunction or decree, for matters which will not prevent, materially delay or materially burden the transactions contemplated hereby.

(o) Except as set forth in Schedule 5.3(o), Target has not disposed of or permitted to lapse, or otherwise failed to preserve then existing exclusive rights, if any, of the Target to use any (i) patent, trademark, trademark registration, logo, assumed name, trade name, copyright or copyright registration, or (ii) any patent, trademark, trade name or copyright application, (b) disposed of or permitted to lapse any license, permit or other form of authorization, or any trade name, or (c) disposed of or disclosed to any person any trade secret, formula or process.

(p) Target has in full force business interruption insurance covering risk of loss as a result of cessation of any substantial part of the business conducted by the Target for such periods as are customary for companies of established reputation engaged in the same or similar business and similarly situated.

(q) The inventory of Target is saleable (except as limited by the Texas Alcohol Beverage Code).

(r) The Target currently uses two (2) ATM machines and a processing service from an outside provider,

and that said agreement with such outside provider shall be terminated at or prior to the Effective Time and Closing.

ARTICLE VI

COVENANTS

6.1 Conduct of Business of Target Pending the Merger. Target and Controlling Shareholder agree that from the date hereof and prior to the Effective Time and Closing or earlier termination of this Agreement:

(a) Target shall provide access to all books, records and accounts, liability policies, financial statements, audited or unaudited financial records, true and accurate copies of tax returns and other necessary documents held in the ordinary course of business for the Target.

(b) Except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Target will not and Controlling Shareholder will not permit:

(i) Target to, without the prior written consent of the Parent and Sub, sell, pledge, dispose of or encumber its assets, except for sales of inventory and sales of obsolete assets and assets concurrently replaced with similar assets, in each case in the ordinary course of its business.

(ii) Target to declare or make any dividends or other distributions on the common stock, or repurchase or otherwise reacquire for value any shares of common stock.

(iii) Target to issue any Shares of capital stock, or any warrants, options or other rights to purchase or acquire any capital stock.

(iv) Target to incur any indebtedness for borrowed money other than borrowings for working capital purposes under existing credit facilities in the ordinary course of business.

(v) Target to amend any tax return, change any method of tax accounting, make any elections that have any effect on any tax return, file for or make any refund claims relating to any tax or any tax return or settle any issues arising in any tax audit or contest.

(vi) Target to, other than in the ordinary course of business, enter into any Material Contract (including without limitation, any arrangement with any governmental body) or any amendment, cancellation or termination of any Material Contract, including without limitation any Contract with any governmental body or agency, or take any action impairing its rights under any Material Contract or take, or fail to take, any action that constitutes a material breach or default under any Material Contract;

(vii) Target to amend or propose to amend the charter or bylaws of any of the Target.

(viii) permit Target to agree to do any of the foregoing.

(ix) use its best efforts to retain Target’s managers who have been employed at least sixty (60) days who will be identified in Schedule 6.1(b)(ix) during Due Diligence, but in the event it is unable to do so, agree that they will not hire any of said managers prior to six (6) months after the Closing. This specifically excludes Steve Reeves and Andy Seale, who are free to work at any business at any time.

(c) Except as contemplated by this Agreement or otherwise consented to in writing by all parties hereto, during the period from the date of this Agreement to the Effective Time, the Target shall, and the Controlling Shareholder shall cause the Target to, conduct their business in the ordinary course of business consistent with past practice, all as may be required to carry on the business in the ordinary course of the Target consistent wit past practice, and Target will not intentionally take any actions that could reasonably be expected to have a Material Adverse Effect.

6.2. Intentionally left blank.

6.3 Financial Statements. During the period following execution of this Agreement through the Effective Time, Target must furnish regular financial statements to Parent.

6.4 Approval of Shareholders. Target shall (a) cause a meeting of its shareholders to be duly called and held in accordance with the laws of the State of Texas, applicable federal and state securities laws and Target’s Articles of Incorporation and By-Laws as soon as reasonably practicable for the purpose of voting on the adoption and approval of this Agreement, the Agreement of Merger, and the Merger (the “Proposal”), (b) recommend to its shareholders approval of the Proposal (except to the extent that the board of directors of Target determines, after receiving the written advice of counsel, that such act is not permitted by such board of directors in the discharge of their fiduciary duties to Target), (c) use its best efforts to obtain the necessary approval of its shareholders, (d) intentionally omitted, and (e) in cooperation with Parent mail to shareholders a transmittal letter in form and substance reasonably satisfactory to Parent to be used by such shareholders in forwarding their certificates for surrender and exchange. Except with the prior written consent of Parent, neither Target nor Controlling Shareholder shall distribute any materials to Target’s Shareholders in connection with the Proposal other than the Proxy Statement.

6.5 Securities Law Compliance. (a) Parent shall promptly prepare and file a Registration Statement on Form S-4 under the Securities Act, covering the issuance of Parent Common Stock into which Target Common Stock outstanding at the Effective Time of the Merger is to be converted.

(b) Parent will take any action required to be taken under applicable state securities laws and Parent will also take action to secure all necessary exemptions or clearances under all state securities laws applicable to (i) the Merger, (ii) the issuance of Parent Common Stock pursuant thereto.

(c) Parent will promptly deliver to Target copies of any filings made by Parent or Sub pursuant to this Section 6.5., if same is required

6.6 Third Party Consents. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the Agreement of Merger (as shown on Schedule 6.6 hereto as shown in Section 4.7 Special Permits) and the transactions contemplated hereby or thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Merger.

6.7 Exchange Listing. The shares of common stock to be issued will be shares of the Parent listed on NASDAQ and have been registered at the time of the Closing Date, or will be registered in an S-3 registration statement filed with the SEC by the Parent at its expense.

6.8 Personnel of Parent and Sub. Upon execution hereof, Controlling Shareholder and Target shall allow an individual designated by Parent and Sub to immediately be placed into the operating facility of Target for an inspection of the day-to-day operation of the business of Target, including but not limited to accountings, business operations, cash management, and other day-to-day material aspects of Target’s business. Controlling Shareholder and Target hereby covenant that the individual so designated by Parent and Sub shall have full and open opportunity to observe every aspect of the operations of Target’s business, and shall cooperate with that individual in providing reasonably requested information, documents, personnel, and other vital elements of the day-to-day operations of Target’s business.

6.9 Publicity. The Controlling Shareholder and Target hereby covenant that they shall not issue any press release or otherwise making any public statement with respect to this Agreement, or the transactions contemplated hereby. Controlling Shareholder and Target covenant that they shall not object, and accept certain mandated regulated announcements which must be made, and covenant that Parent and Sub shall be allowed to make all necessary press releases, statements, or other such comments as required by law, rule or regulation without consultation and restriction.

ARTICLE VII

DUE DILIGENCE

7.1 Due Diligence. Upon execution hereof, Controlling Shareholder and Target shall within fifteen (15) business days, as set forth in Section 5.3(f), produce for inspection and review the business records of Target beginning as of October 1, 2004 through March 31, 2008 for the inspection by Parent and Sub, along with a copy of any items to be included on any or all of the schedules which are a part of this Agreement. Upon receipt of the Financial Statements and completion of the schedules hereto, Parent and Sub shall have thirty (30) days from receipt thereof (or a lesser amount of time determined in the sole and absolute discretion of Parent and Sub) for inspection of these records, to determine the economic condition, and viability of the Target, laws, rules, regulations, applicable to the Target’s assets, books, records, documents, contracts, and agreements related to the Target.

7.2. Termination. Should Parent and Sub not be satisfied with the results of the inspection of the Financial Statements, and/or information contained on completed schedules hereto, Parent and Sub shall have the right to terminate this Agreement for any reason or no reason at all based on their sole and absolute discretion.

7.3 Covenant of Cooperation. Controlling Shareholder and Target or its employees and agents, shall fully and accurately cooperate with Parent and Sub in all aspects of their inquiry during this due diligence phase.

7.4 Confidentiality. If the Plan does not become effective, the parties shall, upon termination or abandonment of the Plan or its negotiations remain bound as follows:

NON-DISCLOSURE CONFIDENTIALITY AGREEMENT

TO PROTECT RELEASE OF CONFIDENTIAL

AND PROPRIETARY INFORMATION

a. During the course of the negotiations, discussions and investigations related to the acquisition by “Parent” and “Sub” of Duncan Burch’s stock in TTNA Inc. and the underlying investigation of TTNA Inc., and indirectly its wholly owned subsidiaries related to the possible acquisition, any confidential or proprietary information of Duncan Burch, TTNA Inc. and its subsidiaries which may be reviewed by “Parent” and “Sub” and personal information about Duncan Burch shall not be disclosed at any time to any third parties (hereinafter “confidential or proprietary information”). “Parent” and “Sub” hereby agrees not to disclose to any third party any confidential or proprietary information of Duncan Burch, individually, TTNA Inc. and any subsidiary of TTNA Inc. except as may be specifically authorized in writing by Duncan Burch, individually and as president of TTNA Inc., or as president of any particular subsidiary.

b. During the course of the negotiations, discussions and investigations related to the acquisition by “Parent” and “Sub” of Duncan Burch’s stock in TTNA Inc. and underlying investigation of “Parent” and “Sub” and indirectly its wholly owned subsidiaries related to the possible acquisition, any confidential or proprietary information of “Parent” and “Sub” and its subsidiaries which may be reviewed by Duncan Burch and TTNA Inc. and personal information about “Parent” and “Sub” shall not be disclosed at any time to any third parties (hereinafter “confidential or proprietary information”). Duncan Burch and TTNA Inc. hereby agree not to disclose to any third party any confidential or proprietary information of “Parent” and “Sub”. and any subsidiary of “Parent” and “Sub” except as may be specifically authorized in writing by “Parent” and “Sub” or any particular subsidiary.

c. The term “confidential or proprietary information” in this Agreement includes but is not limited to all of the following: customer lists, product pricing, business plans, license information, financial data, information on any and all tangential legal matters, salaries, employee information (employer benefit information, practices and procedural manuals, management techniques, contracts or agreements, provisions related to insurance, insurance claims, claims, assets, all forms or information provided to any governmental entity or agency, licensing, valuation of assets, audits, internal audits, tax returns, profit and loss statements or otherwise as designated by TTNA Inc., Duncan Burch or “Parent” and “Sub”.

d. Each party agrees that it shall do all things necessary to prevent any of its employees, representatives, or agents from disclosing any sensitive information to such third parties, including without limitation requiring each employee representative or agent to sign a copy of this Agreement before being authorized by said party to have access to such information.

e. The term ““Parent” and “Sub” as used herein, shall include, but not be limited to, any employee, agent or representative or those acting by or through them including but not limited to third party independent contractors such as attorneys, accountants, business appraisers, financial advisors or otherwise.

f. The term “Duncan Burch,” as used herein, shall include, but not be limited to, any employee, agent or representative or those acting by or through them including but not limited to third party independent contractors such as attorneys, accountants, business appraisers, financial advisors or otherwise.

g. The term “TTNA Inc.,” as used herein, shall include, but not be limited to, any employee, agent or representative or those acting by or through them including but not limited to third party independent contractors such as attorneys, accountants, business appraisers, financial advisors or otherwise.

h. “Parent” and “Sub” agree not to use any confidential or proprietary information disclosed by them except for the purposes of determining whether to acquire stock of Duncan Burch in TTNA Inc. Duncan Burch and TTNA Inc. agree not to use any confidential information obtained by them except to determine whether to be acquired or allow stock to be acquired by “Parent” and “Sub”.

i. Upon the termination or expiration of all discussions between “Parent” and “Sub”, Duncan Burch and TTNA Inc., “Parent” and “Sub” shall surrender to Duncan Burch and to TTNA Inc., any and all of its wholly owned subsidiaries all originals and all copies of such confidential and proprietary information in “Parent” and “Sub’s possession or any other information in its possession related to Duncan Burch, TTNA Inc., or any of TTNA Inc.’s wholly owned subsidiaries.

j. Upon the termination or expiration of all discussions between “Parent” and “Sub”, Duncan Burch and TTNA Inc., Duncan Burch and TTNA Inc. shall surrender to “Parent” and “Sub” any and all of its wholly owned subsidiaries all originals and all copies of such confidential and proprietary information in TTNA Inc.’s possession or any other information in its possession related to “Parent” and “Sub” or any of “Parent” and “Sub’s wholly owned subsidiaries.

k. “Parent” and “Sub” agree that the confidential and proprietary information includes any information that is already known to them, learned in preliminary negotiations which shall also be protected by the terms of this Agreement.

l. Duncan Burch and TTNA Inc., agree that the confidential and proprietary information includes any information that is already known to them, learned in preliminary negotiations which shall also be protected by the terms of this Agreement.

m. “Parent” and “Sub” may release any confidential or proprietary information if consented to by TTNA Inc., or Duncan Burch, if consented to by written authorization executed by Duncan Burch (for his personal information) or if related to a business, the president of that particular business, i.e., TTNA Inc., by its president and any subsidiary of TTNA Inc., by its subsidiaries.

n. Duncan Burch or TTNA Inc., may release any confidential or proprietary information if consented to by “Parent” and “Sub” if consented to by written authorization or if related to a business, the president of that particular business, i.e., “Parent” and “Sub” by its president and any subsidiary of “Parent” and “Sub” by its subsidiaries.

o. If suit is brought to enforce this Agreement by Duncan Burch, TTNA Inc. or any of its subsidiaries they are entitled to the equitable relief, to recover all actual damages from the disclosure that has already taken place prior to the injunctive relief and all attorneys fees and court costs.

p. Violation of this Agreement is enforceable by specific performance including injunctive relief and mandatory injunctive relief. If suit is brought to enforce this Agreement by “Parent” and “Sub”. or any of its subsidiaries they are entitled to the equitable relief, to recover all actual damages from the disclosure that has already taken place prior to the injunctive relief and all attorneys fees and court costs.

The confidentiality part of this Agreement is to be construed under the laws of the State of Texas and is performable in the State of Texas. Venue for any legal action hereunder lies in Dallas County, Texas.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time and Closing:

(a) The merger contemplated herein as evidenced by the Agreement of Merger executed on even date herewith has been approved by the Target shareholders.

(b) The shares of common stock of the Parent are listed on NASDAQ.

(c) Intentionally omitted.

(d) In the event it is applicable, the Parent and Sub shall have complied with the Registration Statement and, if necessary due to the waiting period therefor, the Closing and Effective Time shall be moved until ten (10) days after said Registration Statement shall have become effective.

(e) There is no injunction or other or decree by any Federal, state or foreign court which prevents the consummation of the merger contemplated herein.

(f) There is no statute or regulation enacted which would prevent consummation of the merger contemplated herein.

(g) All governmental consents and approvals required for the merger have been obtained, including obtaining the Sub’s License from the City of Dallas pursuant to Dallas City Code, Section 41A-4 and the Texas Alcoholic Beverage Commission Mixed Beverage Permit with Late Hours for the rights granted by TABC to sell alcoholic beverages under the same terms and conditions as the Target, and Sub having the right to operate the business of Target in the same manner and with the same rights as Target prior to the merger. It is the intention of the parties hereto to effectuate simultaneous grantings of Sub’s permits as stated above without the risk of Target losing its rights and permits should this merger fail to close because of Sub’s failure to obtain the special Permits or rights as set forth in Section 4.7.

(h) This Agreement, the Agreement of Merger, the Covenants Not to Compete, the Ground Lease and the Sales Agreement shall be contingent upon execution of and simultaneous Closing of the other by all parties.

(i) All governmental consents and resolutions of the special permits, as provided for in Section 4.7 have been complied with and the SOB license is issued to the Sub for 10250 Shady Trail, Dallas, Texas 75220.

8.2 Conditions to Obligations of Target to Effect the Merger. The obligation of Target to effect the Merger is subject to fulfillment of all of the following conditions precedent at or prior to the Effective Time and Closing:

(a) All representations and warranties made by Parent and Sub are true.

(b) All obligations of Parent and Sub under this Agreement and the Agreement of Merger have been performed.

(c) Target shall have received the certificate of the president and/or manager of Parent and Sub certifying that the conditions Sections 8.2(a) and 8.2(b) have been fulfilled.

(d) Intentionally omitted.

(e) Intentionally omitted.

(f) There have been no Material Adverse Changes, as defined in Section 9.2(b) hereof.

(g) This Agreement, the Agreement of Merger, the Covenants Not to Compete, the Ground Lease and the Sales Agreement shall be contingent upon execution of and simultaneous Closing of the other by all parties.

(h) Compliance with all representations related to securities have been fulfilled.

8.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are subject to the fulfillment of all of the following conditions precedent at or prior to the

Effective Time and Closing:

(a) All representations and warranties made by Target and Controlling Shareholder are true.

(b) All obligations of Target and Controlling Shareholder under this Agreement and the Agreement of Merger have been performed.

(c) Parent and Sub shall have received a certificate of the president of Target certifying that the conditions contained in Section 8.3(a) and 8.3(b) have been fulfilled.

(d) Intentionally omitted.

(e) All consents and approvals necessary for the Merger shall have been obtained.

(f) This Agreement, the Agreement of Merger, the Covenants Not to Compete, the Ground Lease and the Sales Agreement shall be contingent upon execution of and simultaneous Closing of the other by all parties.

ARTICLE IX

INDEMNIFICATION

9.1 General Indemnification Covenants. Subject to the provisions of Sections 9.3 and 9.4, Controlling Shareholder shall indemnify, save and keep Parent and its affiliates, successors and permitted assigns (including Target and the Surviving Company) (the “Parent Indemnitees”), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys’ fees, disbursements and expenses (collectively, “Damages”), sustained or incurred by any of the Parent Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of Target or Controlling Shareholder, whether contained in this Agreement or the Agreement of Merger or any schedule hereto or thereto or any written statement or certificate furnished or to be furnished to Parent or Sub pursuant hereto or in any closing document delivered by Target or Controlling Shareholder to Parent or Sub in connection herewith. In the event any claim or cause of action is made pursuant to this paragraph, unless the parties agree otherwise in writing, such claim or cause of action shall first be arbitrated pursuant to the provisions of Section 11.9 hereof.

9.2 Tax Indemnity. (a) Controlling Shareholder hereby agrees to pay, indemnify, defend and hold Parent and Sub harmless from and against any and all Taxes of Target and its subsidiaries with respect to any period (or any portion thereof) up to and including the Effective Time, except for Taxes of Target and its subsidiaries which are reflected as current liabilities for Taxes that exist as of the Effective Time (“Current Tax Liabilities”) on the Closing Balance Sheet, together with all reasonable legal fees, disbursements and expenses incurred by Parent and Sub in connection therewith.

(b) Parent shall prepare and file any Return of Target and its subsidiaries which is required to be filed after the Effective Time and which relates to any period (or portion thereof) up to and including the Effective Time, and Parent shall, within forty five (45) days prior to the due date of any such Return, deliver a draft copy to Controlling Shareholder. Within thirty (30) days of the receipt of any such Return, Controlling Shareholder may reasonably request changes, in which event Parent and Controlling Shareholder shall attempt to agree on a mutually acceptable resolution of the issues in dispute. If a resolution is reached, such Return shall be filed in accordance therewith. If a resolution is not reached, then at the expense of Parent and Controlling Shareholder (such expense to be shared equally), such Return shall be submitted to a firm of independent certified public accountants selected by Parent and reasonably acceptable to Controlling Shareholder, which shall be directed to resolve the issues in dispute and prepare the Return for filing. As soon as is practicable after notice from Parent to Controlling Shareholder at any time prior to the date any payment for Taxes attributable to any such Return is due, provided such Return is prepared for filing in accordance with the foregoing, an amount equal to the excess, if any, of (i) Taxes that are due with respect to any taxable period ending on or before the Effective Time, or taxes that would have been due with respect to a taxable period beginning before and ending after the Effective Time if such period had ended on the Effective Time over (ii) the amount of such Taxes of Target and its subsidiaries with respect to such taxable period which are reflected as Current Tax Liabilities on the Closing

Balance Sheet shall be paid by Controlling Shareholder to Parent by way of a release to Parent of shares of Parent Common Stock in accordance with those terms of the Escrow Agreement applicable to this Section 9.2(b), and any balance of such amount still owing under this Section 9.2(b) after the release of such shares of Parent Common Stock shall be paid by Controlling Shareholder to Parent by wire transfer of immediately available funds within three business days after the release of such shares of Parent Common Stock.

(c) The indemnity provided for in this Section 8.2 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation for the Taxes referred to herein, and any Taxes subject to the indemnification for Taxes set forth in this Section 9.2 shall not be subject to the provisions of Sections 9.1 or 9.4 hereof. Notwithstanding anything in this Agreement to the contrary, Controlling Shareholder will not be obligated to indemnify Parent and Sub under any provision of this Agreement with respect to Taxes or other liabilities that arise as a direct result of a failure of the Merger to qualify as reorganization within the meaning of Section 368(a) of the Code.

9.3 Limitations on Indemnification. (a) The obligations of Controlling Shareholder pursuant to Sections 9.1 and 9.2 are subject to the following limitations:

(a) Intentionally omitted.

(b) Controlling Shareholder shall not have any indemnification obligation with respect to the first $10,000.00 of total liabilities incurred under Sections 9.1 and 9.2, unless the total aggregate liabilities of Controlling Shareholder under Sections 9.1 and 9.2 equal or exceed such amount, which amount shall be defined as a Material Adverse Change, as that term is used herein, in which case the indemnification obligations of Controlling Shareholder will include all liabilities in excess of $10,000.00 incurred under Sections 9.1 and 9.2.

9.4 Conditions of Indemnification Pursuant to Section 9.1. (a) Promptly following the receipt by a Parent Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a “Third Party Claim”), the Parent Indemnitee receiving the notice of the Third Party Claim (i) shall notify Controlling Shareholder of its existence, setting forth the facts and circumstances of which such Parent Indemnitee has received notice, and (ii) if the Parent Indemnitee giving such notice is a person entitled to indemnification under this Article IX (an “Indemnified Party”), specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.

(b) The Indemnified Party shall, upon reasonable notice by Controlling Shareholder, tender the defense of a Third Party Claim to Controlling Shareholder. If Controlling Shareholder accepts responsibility for the defense of a Third Party Claim, then Controlling Shareholder shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in his discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as he deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, he shall give written notice of his intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by Controlling Shareholder.

(c) Notwithstanding the foregoing, in connection with any settlement negotiated by Controlling Shareholder, no Indemnified Party shall be required to (x) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (B) if the Indemnified Party shall, in writing to Controlling Shareholder within the ten (10) day period prior to such proposed settlement, disapprove of such settlement proposal and desire to have Controlling Shareholder tender the defense of such matter back to the Indemnified Party, or (C) that requires an Indemnified Party to take any affirmative actions as a condition of such settlement, or (y) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by Controlling Shareholder to the extent that, upon final resolution of such Third Party Claim, Controlling Shareholder’s liability to the Indemnified Party but for this proviso exceeds what Controlling Shareholder’s liability to the Indemnified Party would have been if Controlling Shareholder were permitted to settle such Third Party Claim in the absence of the Indemnified

Party exercising its right under clause (B) above.

(d) If, in accordance with the foregoing provisions of this Section 9.4, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if Controlling Shareholder shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 9.4, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to Controlling Shareholder. If, pursuant to this Section 9.4, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by Controlling Shareholder for the reasonable attorneys’ fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to Controlling Shareholder of itemized bills for said attorneys’ fees and other expenses. No failure by Controlling Shareholder to acknowledge in writing his indemnification obligations under this Article IX shall relieve him of such obligations to the extent they exist.

9.5 Certain Tax and Other Matters. (a) If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes of Target for which Controlling Shareholder is required to indemnify Parent or Sub pursuant to Section 9.2(a) hereof, Parent shall notify Controlling Shareholder of such proposed adjustment within twenty (20) days after the receipt thereof. Upon notice to Parent within twenty (20) days after receipt of the notice of such proposed adjustment from Parent, Controlling Shareholder may assume (at Controlling Shareholder’s own cost and expense) control of and contest such proposed adjustment.

(b) Alternatively, if Controlling Shareholder requests within twenty (20) days after receipt of notice of such proposed adjustment from Parent, Parent or Sub, as the case may be, shall contest such proposed adjustment Controlling Shareholder shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Parent or Sub may incur in so contesting such proposed adjustment as such costs and expenses are incurred, and Parent shall have the full right to contest such proposed adjustment and shall be entitled to settle or agree to pay in full such proposed adjustment (in its sole discretion) and thereafter pursue its rights under this Agreement. Controlling Shareholder shall pay to Parent all indemnity amounts in respect of any such proposed adjustment within thirty (30) days after written demand to Controlling Shareholder therefor, or, if Controlling Shareholder has assumed control of the contest of such proposed adjustment as provided above (or has requested Parent or Sub to contest such proposed adjustment within the time provided above), within thirty (30) days after such proposed adjustment is settled or a Final Determination has been made with respect to such proposed adjustment.

(c) For purposes of this Section 9.5, a “Final Determination” shall mean (i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority. The obligation of Controlling Shareholder to make any indemnity payment pursuant to Section 9.2(a) shall be premised on the receipt by Controlling Shareholder from Parent or Sub of a written notice setting forth the relevant portion of any Final Determination.

9.6 Certain Information. Parent, Controlling Shareholder and Target agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to Target and assistance relating to Target as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Tax Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in Controlling Shareholder being liable under the indemnification provisions of this Article IX, provided, that access shall be limited to items pertaining solely to Target or its subsidiaries. Controlling Shareholder shall grant to Parent access to all Tax Returns filed with respect to Target or its subsidiaries.

9.7 Release by Controlling Shareholder. Controlling Shareholder hereby releases and discharges Parent and Sub and each of its officers and directors from, and agrees and covenants that in no event will Controlling Shareholder commence any litigation or other legal or administrative proceeding against, Parent, Sub or any of their officers or directors, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, arising out of or in any way connected with his ownership or alleged ownership of Target Common Stock prior to the Effective Time, other than claims or demands arising out of the transactions contemplated by this Agreement and the Agreement of Merger.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Target:

(a) by mutual consent of Parent and Target; or

(b) by either Parent or Target if (i) the Merger shall not have been consummated on or before May 1, 2008 (the “Termination Date”), except as may be extended in accordance with Sections 8(c) and 8(d) hereof, or if by mutual agreement of the parties the Termination Date is extended to allow the parties additional time to perform the due diligence as set forth in Article VII hereof, (ii) the requisite vote of the shareholders of Target to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby shall not be obtained at the meetings, or any adjournments thereof, called therefor, (iii) any governmental or regulatory body, the consent of which is a condition to the obligations of Parent, Sub and Target to consummate the transactions contemplated hereby or by the Agreement of Merger, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, including but not limited to obtaining the License from the City of Dallas pursuant to Dallas City Code, Section 41A-4 allowing Parent and Sub to have the right to operate the business of Target in the same manner and with the same rights as Target prior to the merger, or (iv) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger or the granting of the License from the City of Dallas and preventing the Parent and Sub from operating the business of Target in the same manner and with the same rights as Target prior to the merger, and such order, judgment or decree or failure to issue said License from the City of Dallas shall have become final and nonappealable.

10.2 Effect of Termination. In the event of termination of this Agreement by either Parent or Target, as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Target, Parent, Sub or their respective officers or directors (except as set forth in this Section 10.2). Nothing in this Section 10.2 shall relieve any party from liability for any breach of this Agreement.

10.3 Amendment and Waiver. This Agreement may be amended, modified or waived only by a written agreement signed by the Parent, Sub, Controlling Shareholder and Sub. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time, shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

ARTICLE XI

MISCELLANEOUS

11.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the Merger except for the representations, warranties, covenants and agreements contained in Sections 5.3(j), 5.3(o) and 8.2 of this Agreement which shall survive the Merger until the expiration of the applicable statutes of limitations with respect to such matters. All claims made by Parent by virtue of any such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in, Article IX hereof.

11.2 Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or prospects of the Target, taken as a whole, or on the Target’s and the Sellers’ ability to consummate the transactions contemplated by this Agreement. For purposes hereof, an adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or prospects of the Target which has resulted or could reasonably be expected to result in Losses in excess of the amount as set forth in Section 9.3(b) shall be deemed a Material Adverse Effect.

11.3 Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given or delivered when (i) delivered personally, (ii) sent by certified mail, return receipt requested or (iii) sent via a nationally recognized overnight courier to the recipient for next business day delivery. Such notices, demands and other communications shall be sent to the address indicated below:

If to Controlling Shareholder and Target:

Duncan Burch

P.O. Box 542225

Dallas, TX 75454

With copies to:

Charles Quaid

Quaid & Quaid, LLC

Campbell Center II, Suite 600

8150 N. Central Expressway

Dallas, TX 75206

If to Parent and Sub:

Troy Lowrie

Brent Lewis

VCG Holding Corp.

390 Union Blvd., Suite 540

Lakewood, CO 80228

With copies to:

Mike Ocello

1401 Mississippi Avenue #10

Sauget, IL 62201

Martin A. Grusin

780 Ridge Lake Blvd., Suite 202

Memphis, TN 38120

Facsimile: 901-682-3590

or to such other address as any party may specify by notice given to the other party in accordance with this Section 11.3. The date of giving any such notice shall be (i) the date of hand delivery, (ii) the date sent by telephone facsimile if a business day or the first business day thereafter or (iii) the business day after delivery to the overnight courier service. Notwithstanding anything contained herein to the contrary, all notices are only effective upon actual receipt.

11.4 Entire Agreement. This Agreement, the Agreement of Merger, and Covenants Not to Compete constitute the entire agreements between the parties and each such agreement shall be contingent upon execution of the other and the execution of the Ground Lease for the real property located at 10250 Shady Trail, Dallas, Texas 75220 (as shown on Schedule 11.4(a) hereto) and the execution of the Sales Agreement for the purchase of the building located thereon (as shown on Schedule 11.4(b) hereto).

11.5 Non-Waiver. The failure of any party hereto to insist upon performance of terms, covenants or conditions shall not be construed as a subsequent waiver of any such terms, covenants, conditions unless specifically waived in writing by the parties.

11.6 Counterparts. This Agreement may be executed in counterparts.

11.7 Severability. The invalidity of any provision shall not affect the validity of any other provision contained herein.

11.8 Governing Law. This Agreement and the Agreement of Merger shall be governed by Texas law.

11.9 Arbitration. Each of the parties hereto agrees to submit to binding arbitration any and all differences and disputes which may arise between them, their heirs, successors, assigns, employees, officers, directors, affiliates, subsidiaries, or Controlling Shareholder which are related to this Agreement. Prior to initiating arbitration, the parties shall first meet face-to-face to effect a resolution of the differences. Any differences which the parties are unable to resolve in said face-to-face meeting shall be heard and finally settled at a mutually agreed upon location by the parties, by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association. If the parties do not agree upon a location, the arbitration proceeding shall be conducted in Dallas, Texas. Any award entered in any such arbitration shall be final, binding, and may be entered and enforced in any court of competent jurisdiction. The arbitrator shall make such orders, conduct and schedule all proceedings in connection with the arbitration so that final arbitration commences no less than thirty (30) days and concludes no later than seventy-five (75) days after a party files the initial notice of arbitration, and so that the final arbitration award is made and delivered to the parties within ninety (90) days after the filing of the initial notice of arbitration. The cost of such arbitration shall be apportioned as determined by the arbitrator, in any manner determined by him/her based upon the fault or lack thereof by the respective parties. If the cost of such arbitration is not apportioned by the arbitrator, then the cost shall be borne equally between the parties hereto. Nothing herein contained shall be construed as preventing any party from instituting legal or equitable action against any of the other parties for temporary or similar provisional relief to the full extent permitted under the laws applicable to this Agreement, or any such other written agreement between the parties or the performance hereof or thereof or otherwise pending final settlement of any dispute, difference or question by arbitration. Any such provisional relieve may be modified or amended in any way by the arbitrator at any time after his appointment.

/s/ DB	/s/ MO
Initials	Initials

11.10 Binding Effect. Benefit. This Agreement inures to the benefit of the parties hereto and their successors and permitted assigns.

11.11 Assignability. This Agreement shall not be assignable by either party without prior written consent of other party.

11.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13 Expenses. Each party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

11.14 Texas Business Opportunity Act. The Parties agree that this Agreement has met the conditions of Chapter 41 of the Texas Business and Commerce Code (as amended) (herein “Business Opportunity Act). The parties agree and stipulate that this sale is exempt from such Business Opportunity Act under Section 41.004(b), titled “Exemptions,” in that this Agreement contemplates the sale of stock of an established and ongoing business or enterprise where the sale represents an isolated transaction involving a bona fide change of ownership or control of such assets.

11.15 HSR Compliance. Promptly following the execution of this Plan, Parent and Sub shall proceed to prepare and file with the appropriate Governmental Entities such requests, reports or notifications as may be required in connection with this Plan, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, Parent and Sub shall (a) file promptly with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the Hart-Scott -Rodino Act (“HSR”) with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date or obtain a Waiver from said agencies (b) make all necessary filings, and thereafter make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the rules and regulations thereunder, and any other applicable federal or state securities laws.

11.16 Cooperation. Subject to the terms and conditions of this Plan, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Plan. If at any time after the Effective Date, any further action is necessary to carry out the purposes of this Plan, the parties to this Plan and their duly authorized representative shall take all such actions.

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization on the date first above written.

VCG HOLDING CORP.:

By:	/s/ Micheal Ocello
Title:	President

VCG-BD LLC:

By:	/s/ Micheal Ocello
Title:	V. President

TTNA, INC:

By:	/s/ Duncan Burch
Title:	President

/s/ Duncan Burch
DUNCAN BURCH

DATE:	2-9-08

SCOTT BURCH HEREBY JOINS IN THIS AGREEMENT SOLELY FOR THE PURPOSES CONTAINED IN SECTION 4.2 HEREOF.

/s/ Scott Burch
SCOTT BURCH

DATE:	2-9-08

SCHEDULE 3.1(b)

The “Average Price” as defined in 3.1(b) shall be:

The volume weighted “Average Price” is the ratio of Parent’s share volume over a 10-day trading period, whereby such ratio for a particular trading day is then applied to the Parent’s closing price reported for such day. This ratio adjusted share price shall be defined as the daily Average Price. The Average Price is computed using all of the trades that occur on all trading systems that report to and are picked up by NASDAQ at the end of each trading day. The Parent shall rely upon NASDAQ to report reliable and accurate data that includes volume and closing price information on a daily basis. However, because of the possibility of human and/or mechanical error as well as other factors, the volume and closing price shall be “AS IS REPORTED BY THE NASDAQ” and the Parent “DOES NOT PROVIDE A WARRANTY OF ANY KIND AND EXPRESSLY DISCLAIMS ALL EXPRESS AND/OR IMPLIED WARRANTIES OF ANY KIND AND MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO ANY PERSON OR ENTITY AS TO THE ACCURACY, TIMELINESS, COMPLETENESS, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

Following is a chart showing the Average Price for each day shown below:

10 DAY AVERAGE PRICE

Tuesday, January 15, 2008	$11.64
Wednesday, January 16, 2008	$11.33
Thursday, January 17, 2008	$11.21
Friday, January 18, 2008	$11.07
Tuesday, January 22, 2008	$10.92
Wednesday, January 23, 2008	$10.77
Thursday, January 24, 2008	$10.65
Friday, January 25, 2008	$10.57
Monday, January 28, 2008	$10.53
Tuesday, January 29, 2008	$10.84
Wednesday, January 30, 2008	$10.95
Thursday, January 31, 2008	$11.09
Friday, February 01, 2008	$11.69
Monday, February 04, 2008	$11.79
Tuesday, February 05, 2008	$11.86
Wednesday, February 06, 2008	$12.06
Thursday, February 07, 2008	$12.21

For example only, the Average Price used in the Conversion Ratio if the Agreement and Plan of Reorganization (Agreement) had occurred on February 9, 2008, would be $12.21 (the 10-day volume weighted Average Price for February 7, 2008, one trading day preceding the date of execution of the Agreement).

SCHEDULE 3.3(g)

LOCK-UP PROVISION

In order to induce Parent to enter into the Agreement and Plan of Reorganization (the “Plan Agreement”), the New Shareholders agree not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly (including short sales, sales against the box and/or other hedging or derivative transactions) or announce an offering of, any shares of Parent Common stock beneficially owned by the New Shareholders for a period of ninety (90) days following the day on which the Plan Agreement is Closed.

On the ninety-first (91st) day following the date which the Plan Agreement is Closed and for every month1 thereafter, up to and including the twelfth (12th) month after the Plan Agreement is Closed (collectively referred to hereinafter as “Months Four Through Twelve”) (in other words, the 4th through the 12th month following the Closing of the Plan Agreement, the Parent agrees that the New Shareholders can sell fifty thousand shares (50,000) of Parent Common stock, subject to the following conditions:

1. The New Shareholders agree not to provide (by lending to) any prospective short-sellers with any of the 50,000 shares of Parent Common stock being authorized to sell under this Lock-Up Provision.

2. The New Shareholders shall notify Parent, within three (3) business days, of any Parent Common stock purchased or sold during the Put Period.

3. The New Shareholders further agree that they will not take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result, under the Securities Exchange Act of 1934 (the “Exchange Act”), in stabilization or manipulation of the price of any securities of the Parent to facilitate the sale or resale of the Parent Common stock registered under that certain S-4 Registration Statement set forth in the Plan Agreement and filed with the SEC.

[1]	A month shall be defined as each 30-day period after the Closing.